Exhibit 10.2
EXECUTIVE SEVERANCE AGREEMENT
     THIS EXECUTIVE SEVERANCE AGREEMENT (this “Agreement”) by and among Constant Contact, Inc., a Delaware corporation (the “Company”), and Gail F. Goodman (the “Executive”) is made as of December 3, 2010 (the “Effective Date”). Except where the context otherwise requires, the term “Company” shall include each of Constant Contact, Inc. and any of its present or future parent, subsidiary or other affiliated companies.
     WHEREAS, the Company desires to retain the services of the Executive and, in order to do so, is entering into this Agreement in order to provide compensation to the Executive in the event the Executive’s employment with the Company is terminated under certain circumstances;
     NOW, THEREFORE, as an inducement for and in consideration of the Executive’s remaining in the Company’s employ, the Company agrees that the Executive shall receive the severance benefits set forth in this Agreement in the event the Executive’s employment with the Company is terminated under the circumstances described below.
     1. Key Definitions.
          1.1. “Cause” means (a) the Executive’s willful misconduct, (b) the Executive’s material failure to perform the Executive’s reasonably-assigned duties and responsibilities to the Company, (c) any breach by the Executive of any provision of any employment, consulting, advisory, nondisclosure, non-competition or other similar agreement between the Company and the Executive or any of the Company’s written policies or procedures, including, but not limited to, the Company’s Code of Business Conduct and Ethics and its written policies and procedures regarding sexual harassment, computer access and insider trading, or (d) the Executive’s conviction of, or plea of guilty or nolo contendere to, (i) any felony or (ii) with respect to the Executive’s employment, any misdemeanor that is materially injurious to the Company, in each case (a) through (d), as determined by the Company’s Board of Directors (the “Board”) in accordance with Section 5.1, which determination shall be conclusive. The Executive’s employment shall be considered to have been terminated for Cause if the Board determines, within 30 days after the termination of the Executive’s employment, that termination for Cause would have been warranted.
          1.2. “Code” means the Internal Revenue Code of 1986, as amended.
          1.3. “Disability” means the Executive’s absence from the full-time performance of the Executive’s duties with the Company for 180 consecutive calendar days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.
          1.4. “Good Reason” means the occurrence, without the Executive’s written consent, of any of the following events or circumstances:
               (a) a material diminution in the Executive’s authority, duties or responsibilities, as in effect as of the Effective Date;
               (b) a material diminution in the Executive’s base salary as in effect on the Effective Date or as the same was or may be increased thereafter from time to time except to the extent that such reduction affects all executive officers of the Company to a comparable extent;
               (c) a material change by the Company in the geographic location at which the Executive performs the Executive’s principal duties for the Company; or
               (d) any action or inaction by the Company that constitutes a material breach of this Agreement.
Notwithstanding the occurrence of any event or circumstance described in the foregoing clauses (a) through (d) of this Section 1.4 or anything else to the contrary in this Agreement, no such event or circumstance shall be deemed to constitute Good Reason (and no termination of employment by the Executive in connection therewith shall constitute a termination for Good Reason) unless (x) no later than 90 days after the first occurrence of such event or circumstance, the Executive shall have delivered to the Company a Notice of Termination that (in addition to satisfying the requirements of Section 3.2) specifies that the Executive is terminating the Executive’s employment with the Company for Good Reason and describes in reasonable detail the event or circumstance alleged to constitute Good Reason and (y) the Company fails to fully correct such event or circumstance within the 30-day period following the date of delivery of such Notice of Termination. If the Company does not fully correct such event or circumstance during the 30-day cure period contemplated by the foregoing clause (y), the Notice of Termination for Good Reason given by the Executive shall become effective, and the Executive’s employment will end, on the later of such 30th day or the Date of Termination specified in such Notice of Termination.
     2. Term of Agreement. This Agreement, and all rights and obligations of the parties hereunder, shall take effect upon the Effective Date and shall terminate upon the fulfillment by the Company of its obligations under this Agreement following a termination of the Executive’s employment (the “Term”).
     3. Employment Status; Termination of Employment.
          3.1. Not an Employment Contract. The Executive acknowledges that this Agreement does not constitute a contract of employment or impose on the Company any obligation to retain the Executive as an employee and that this Agreement does not prevent the Company or the Executive from terminating the Executive’s employment at any time.
          3.2. Termination of Employment.
               (a) Any termination of the Executive’s employment by the Company or by the Executive (other than due to the death of the Executive) shall be communicated by a written notice to the other party hereto (the “Notice of Termination”), given in accordance with Section 7.1. Any Notice of Termination shall:
                    (i) indicate the specific termination provision (if any) of this Agreement relied upon by the party giving such notice,
                    (ii) to the extent applicable (including as set forth in the last paragraph of Section 1.4), set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated,

                    (iii) specify the Date of Termination (as defined below), and
                    (iv) if a Notice of Termination for Good Reason, otherwise comply with the last paragraph of Section 1.4.
               (b) Subject to the last paragraph of Section 1.4 in the case of the Executive’s resignation for Good Reason, the effective date of an employment termination (the “Date of Termination”) shall be the close of business on the date specified in the Notice of Termination (which date may not be less than 15 days or more than 120 days after the date of delivery of such Notice of Termination, provided that the Company may require the Executive to refrain from working at his or her office during the notice period), in the case of a termination other than one due to the Executive’s death, or the date of the Executive’s death, as the case may be; provided, however, that if the Executive is resigning the Executive’s employment other than for Good Reason, the Company may elect to accept such resignation prior to the date specified in the Executive’s notice and the Date of Termination shall be the date the Company notifies the Executive of such acceptance.
               (c) Except as set forth in the last paragraph of Section 1.4, the failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting any such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.
     4. Benefits to Executive.
          4.1. Termination Without Cause or Resignation for Good Reason. If the Executive’s employment with the Company is terminated by the Company (other than for Cause, Disability or death) or the Executive resigns for Good Reason during the Term, then the Executive shall be entitled to the following benefits, subject to compliance, where applicable, with the requirements in Section 4.4 below regarding release of claims, the Company shall:
               (a) pay to the Executive in a lump sum (i) any unpaid base salary of the Executive, (ii) any accrued but unused and unpaid vacation pay of the Executive, (iii) any earned and unpaid bonuses of the Executive, and (iv) the amount of any unpaid compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) (provided that this clause (iv) shall not cause accelerated payment of amounts subject to Section 409A (as defined below) if not provided for under the terms by which such amounts were or are deferred), in each case of clauses (i) through (iv) through the Date of Termination (collectively, the “Accrued Obligations”);
               (b) continue to provide to the Executive in accordance with the Company’s ordinary payroll practices, the Executive’s base salary for a period of time after the Date of Termination equal to 12 months (the “Severance Period”), with payments beginning as provided in 4.4 below;
               (c) if and while the Executive and his or her family qualifies for and elects to participate in continuation health coverage under Section 4980B of the Code (“COBRA”), the Company will continue to pay the share of the premium for such coverage that it pays for active and similarly-situated employees who receive the same type of coverage until the earlier of (i) the end of the Severance Period or (ii) the date the Executive’s COBRA continuation coverage expires, unless the Company’s providing payments for COBRA will violate the nondiscrimination requirements of applicable law, in which case this benefit will not apply; and
               (d) to the extent not previously paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive following the Executive’s termination of employment under any plan, program, policy, practice, contract or agreement of the Company (collectively, the “Other Benefits”).
          4.2. Termination for Cause; Resignation Without Good Reason; Termination for Death or Disability. If the Company terminates the Executive’s employment with the Company for Cause, the Executive voluntarily resigns other than for Good Reason, or if the Executive’s employment with the Company is terminated by reason of the Executive’s death or Disability, in each case during the Term, then the Company shall pay the Executive (or the Executive’s estate, if applicable), in a lump sum in cash within 30 days after the Date of Termination (or such earlier date as required by applicable law), the Accrued Obligations. In addition, the Company shall comply with the terms of any plan or program under which the Executive previously deferred compensation and will timely pay or provide to the Executive (or the Executive’s estate, if applicable) the Other Benefits to which the Executive remains eligible under such termination of employment.
          4.3. Payments Subject to Section 409A.
               (a) Subject to this Section 4.3, payments or benefits under Section 4.1 shall begin only upon the date of a “separation from service” of the Executive (determined as set forth below) that occurs on or after the termination of the Executive’s employment. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to the Executive under Section 4.1:
                    (i) It is intended that each installment of the payments and benefits provided under Section 4.1 shall be treated as a separate “payment” for purposes of Section 409A of the Code and the guidance issued thereunder (“Section 409A”). Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.
                    (ii) If, as of the date of the “separation from service” of the Executive from the Company, the Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the payments and benefits shall be made on the dates and terms set forth in Section 4.1.
                    (iii) If, as of the date of the “separation from service” of the Executive from the Company, the Executive is a “specified employee” (within the meaning of Section 409A), then:
                         (A) Each installment of the severance payments and benefits due under Section 4.1 that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the short-term deferral period (as defined in Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A; and
                         (B) Each installment of the payments and benefits due under Section 4.1 that is not described in Section 4.3(a)(iii)(A) and that would, absent this subsection, be paid within the six-month period following the “separation from service” of the Executive from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the Executive’s second taxable year following his taxable year in which the separation from service occurs.
               (b) The determination of whether and when a separation from service of the Executive from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Section 4.3(b), “Company” shall include all persons with whom the Company would be considered a single employer as determined under Treasury Regulation Section 1.409A-1(h)(3).
               (c) All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.
               (d) Notwithstanding anything herein to the contrary, the Company shall have no liability to the Executive or to any other person if the payments and benefits provided in this Agreement that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.
          4.4. Release. The obligation of the Company to make the payments to the Executive under Section 4.1 above (other than under Section 4.1(a)) is conditioned upon the Executive’s signing a release of claims in the form then provided by the Company (the “Employee Release”) and upon the Employee Release’s becoming effective in accordance with its terms within 60 days following the Date of Termination (the “Effective Release Date”). Payment will be made or commence as of the later of the first payroll beginning after the

Effective Release Date and the period provided in Section 4.3, provided that if the 60-day deadline for the effectiveness of the Employee Release ends in the calendar year following the Date of Termination, then such payments and benefits will begin or be paid no earlier than January 1 of such subsequent calendar year.
          4.5. Mitigation. The Executive shall not be required to mitigate the amount of any payment or benefits provided for in this Section 4 by seeking other employment or otherwise. Further, the amount of any payment or benefits provided for in this Section 4 shall not be reduced by any compensation earned by the Executive as a result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company or otherwise.
     5. Disputes.
          5.1. Settlement of Disputes. All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board, which determination shall be conclusive, and shall be in writing in accordance with Section 7.1. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing in accordance with Section 7.1 and shall set forth, in reasonable detail, the reasons for the denial and the provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim. Any further dispute or controversy arising under or in connection with this Agreement shall be resolved in accordance with Section 5.2 below.
          5.2. Consent to Jurisdiction. The Executive hereby irrevocably and unconditionally (i) consents to the exclusive jurisdiction of the courts of the Commonwealth of Massachusetts and the United States of America located in the Commonwealth of Massachusetts for any actions, suits or proceedings arising out of or relating to this Agreement and consents to service of process in accordance with Section 7.1 in any such action, suit or proceeding, (ii) waives any objection to the laying of venue of any such action, suit or proceeding in the courts of the Commonwealth of Massachusetts or the United States of America located in the Commonwealth of Massachusetts, and (iii) agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
     6. Successors.
          6.1. Successor to the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement, by operation of law or otherwise, except where the context otherwise requires.
          6.2. Successor to Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to the Executive or the Executive’s family hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.
     7. Notice.
          7.1. All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (a) by registered or certified mail, return receipt requested, postage prepaid, or (b) prepaid via a reputable nationwide overnight courier service, in each case addressed to: (i) if to the Company, to the Company’s then-current principal executive offices, attention: General Counsel and (ii) if to the Executive, to the Executive at the Executive’s address indicated on the personnel records of the Company (or to such other address as either the Company or the Executive may have furnished to the other in writing in accordance herewith).
          7.2. Any such notice, instruction or communication shall be deemed to have been delivered five business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service. Either party may give any notice, instruction or other communication hereunder using any other means, but no such notice, instruction or other communication shall be deemed to have been duly delivered unless and until it actually is received by the party for whom it is intended.
     8. Miscellaneous.
          8.1. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
          8.2. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the Commonwealth of Massachusetts, without regard to conflicts of law principles.
          8.3. Waivers. No waiver by the parties at any time of any breach of, or compliance with, any provision of this Agreement to be performed by the other shall be deemed a waiver of that or any other provision at any subsequent time.
          8.4. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
          8.5. Tax Withholding. Any payments provided for hereunder shall be paid reduced by any applicable tax withholding required under federal, state or local law.
          8.6. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled. For the avoidance of doubt and without limiting the foregoing, the Offer Letter, dated as of April 14, 1999, between the Executive and the Company, as amended December 9, 2008 (the “Offer Letter”), shall survive the execution and delivery of this Agreement and remain in full force and effect in accordance with its original terms; provided, however, the provisions of the Offer Letter relating to severance and post-employment medical, health and/or dental benefits (including, without limitation, paragraph five under “Compensation” of the Offer Letter) shall be superseded hereby in their entirety and shall hereafter cease to be of any force or effect and the Executive shall not be entitled to any such severance or benefits under the Offer Letter, including (without limitation) in connection with the termination of the Executive’s employment as a result of Disability. Nothing in this Agreement shall modify, amend or alter, in any manner, any stock option, restricted stock or other equity incentive arrangement or any non-disclosure, non-competition, non-solicitation, assignment-of-invention, or any similar agreement, to which the Executive is a party. The Executive shall not be entitled to any severance or similar benefits in excess of the benefits the Executive is owed under this Agreement. To the extent that, at the time of termination of the Executive’s employment, any laws or regulations of the United States or of any state thereof would provide for the payment of severance or a similar benefit in addition to, or in excess of, the amounts the Executive would otherwise be owed under this Agreement, the benefits that the Executive is owed under this Agreement shall be reduced to an amount such that the sum of such reduced amount and the amount the Executive is entitled to receive pursuant to any such laws or regulations is equal to the amount that would have been payable under this Agreement but for the operation of this sentence.
          8.7. Amendments. This Agreement may be amended or modified only by a written instrument executed by the Company and the Executive.
          8.8. Executive’s Acknowledgements. The Executive acknowledges that the Executive (a) has read this Agreement; (b) has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of the Executive’s own choice or has voluntarily declined to seek such counsel; (c) understands the terms and consequences of this Agreement; and (d) understands that the Company’s outside and in-house counsel are acting as counsel to the Company in connection with the transactions contemplated by this Agreement, and are not acting as counsel for the Executive.
          8.9. Usage. All references herein to “Sections” shall be deemed to be references to Sections of this Agreement unless the context shall otherwise require.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Effective Date.

COMPANY: CONSTANT CONTACT, INC.
By:	/s/ Robert P. Nault
	Name:	Robert P. Nault
	Title:	Vice President and General Counsel
	Date:	December 3, 2010

EXECUTIVE: Gail F. Goodman
Signature: /s/ Gail F. Goodman

Name:	Gail F. Goodman
Date:	December 3, 2010